Exhibit 99.1

AcelRx Pharmaceuticals Announces Appointment of

Marina Bozilenko to the Board of Directors

REDWOOD CITY, Calif., March 31, 2021 – AcelRx Pharmaceuticals, Inc. (NASDAQ: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings, today announced the appointment of Marina Bozilenko as an independent member of the company’s Board of Directors.

Ms. Bozilenko has over 30 years of investment banking and other healthcare industry experience, including raising more than $30 billion in capital and executing numerous M&A transactions. She currently serves as a strategic advisor to William Blair & Company, a firm she joined in 2010 as head of biotech & pharma and managing director. Prior to that, she worked at Bear, Stearns & Co. Inc. as a senior managing director in the healthcare group, at Bank of America Securities as a managing director and head of biotechnology, and at Vector Securities International, where she was a partner. Ms. Bozilenko was also a principal at Kidd & Company, a private-equity firm. She received her B.A. in molecular biology and M.A. in economic history from the University of Chicago.

"Marina is a noted expert in driving and supporting the growth of innovative companies within the healthcare, biotechnology and pharmaceutical sectors and we are delighted with her addition to our board,” said Vince Angotti, Chief Executive Officer of AcelRx. “We are thrilled with the timing of her arrival to the team as we gain momentum in formulary approvals and market penetration. We look forward to benefitting from Marina’s extensive financial and business development expertise in the biotech and life sciences sectors.”

“I’m excited to join AcelRx and contribute to its efforts to offer patients and healthcare providers a unique alternative to manage their patients’ acute pain,” said Marina Bozilenko. “I believe that AcelRx is well-positioned to leverage its existing commercial infrastructure and product portfolio to license or acquire complementary products to support its growth, and I look forward to contributing my corporate development and transactional experience to these growth efforts.”

About DSUVIA (sufentanil sublingual tablet), 30 mcg

DSUVIA®, known as DZUVEO™ in Europe, is indicated for use in adults in certified medically supervised healthcare settings, such as hospitals, surgical centers, and emergency departments, for the management of acute pain severe enough to require an opioid analgesic, and for which alternative treatments are inadequate. DSUVIA was designed to provide rapid analgesia via a non-invasive route and to eliminate dosing errors associated with intravenous (IV) administration. DSUVIA is a single-strength solid dosage form administered sublingually via a single-dose applicator (SDA) by healthcare professionals. Sufentanil is an opioid analgesic previously only marketed for IV and epidural anesthesia and analgesia. The sufentanil pharmacokinetic profile when delivered sublingually avoids the high peak plasma levels and short duration of action observed with IV administration. The European Commission approved DZUVEO for marketing in Europe and the Company is currently in discussions with potential European marketing partners. This release is intended for investors only. For more information, including important safety information and black box warning for DSUVIA, please visit www.DSUVIA.com.

About AcelRx Pharmaceuticals, Inc.

AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings.  AcelRx's proprietary, non-invasive sublingual formulation technology delivers sufentanil with consistent pharmacokinetic profiles. AcelRx has one approved product in the U.S., DSUVIA® (sufentanil sublingual tablet, 30 mcg), known as DZUVEO™ in Europe, indicated for the management of acute pain severe enough to require an opioid analgesic for adult patients in certified medically supervised healthcare settings, and one product candidate, Zalviso® (sufentanil sublingual tablet system, SST system, 15 mcg), an investigational product in the U.S., is being developed as an innovatively designed patient-controlled analgesia (PCA) system for reduction of moderate-to-severe acute pain in medically supervised settings. DZUVEO and Zalviso are both approved products in Europe.  For additional information about AcelRx, please visit www.acelrx.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to our expectations for the benefits we may realize from Ms. Bozilenko’s appointment to our board of directors. These and any other forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied by such statements, including the risk that upcoming datasets are not published. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, those described in AcelRx's annual, quarterly and current reports (i.e., Form 10-K, Form 10-Q and Form 8-K) as filed or furnished with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. AcelRx's SEC reports are available at www.acelrx.com under the "Investors" tab. Except to the extent required by law, AcelRx undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contacts:

Raffi Asadorian, CFO, AcelRx

650-216-3500

investors@acelrx.com

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